Company Contact: Kelly J. Gill Chief Executive Officer 615-771-7575	Investor Relations: James R. McKnight, Jr. Chief Financial Officer 615-771-7575
Diversicare Announces 2017 Third Quarter Results

BRENTWOOD, TN, (November 2, 2017) – Diversicare Healthcare Services, Inc. (NASDAQ: DVCR), a premier provider of long-term care services, today announced its results for the third quarter ended September 30, 2017.
On October 26, 2017, the Board of Directors declared a quarterly dividend of $0.055 per common share payable to shareholders of record as of December 31, 2017, to be paid on January 15, 2017.
Third Quarter 2017 Highlights

•
Net revenue increased to $146.4 million in the third quarter of 2017 from $97.3 million in the third quarter of 2016, an increase of 50.4%, primarily attributable to the 22 Alabama and Mississippi nursing centers acquired in the fourth quarter of 2016 and Park Place in Selma, Alabama in July 2017.

•	Facility-level operating income was $28.3 million, or 19.3% of net revenue, an increase of $10.4 million from the prior year.

•
Net loss from continuing operations was $(0.6) million, or $(0.09) per share, in the third quarter of 2017, compared to a net loss from continuing operations of $(1.0) million, or $(0.16) per share, in the third quarter of 2016.

•	Adjusted EBITDA was $3.9 million in the third quarter of 2017 compared to $2.2 million in the third quarter of 2016.
See below for a reconciliation of all GAAP and non-GAAP financial results.
CEO Remarks
Commenting on the results, Kelly Gill, Diversicare’s CEO, stated, “The third quarter 2017 presented several challenges to our company. We continue to face industry headwinds with skilled patient mix, and five of our centers were affected by Hurricanes Harvey and Irma. Despite these challenges, the financial and operational impacts were contained due to our hardworking and ambitious team members. I am proud of and thankful for our dedicated team of caregivers. Their heroic and selfless actions led to no evacuations during the storms and the opportunity to provide continuous care for our patients and residents.
Mr. Gill concluded, "As previously mentioned, we completed an acquisition of a center located in Selma, Alabama effective July 1, 2017. I am pleased to announce our rapid integration of this center onto our operating platform, and we are already seeing positive operational and financial results."

Third Quarter 2017 Results
The following table summarizes key revenue and census statistics for continuing operations for each period:

	Three Months Ended September 30,
	2017	2016
Skilled nursing occupancy	80.1%	78.1%
As a percent of total census:
Medicare census	10.6%	11.4%
Medicaid census	69.1%	68.1%
Managed Care census	3.9%	3.5%
As a percent of total revenues:
Medicare revenues	24.9%	27.2%
Medicaid revenues	52.6%	50.4%
Managed Care revenues	7.5%	6.9%
Average rate per day:
Medicare	$455.95	$455.69
Medicaid	$176.26	$169.51
Managed Care	$379.68	$388.25

Patient Revenues
Patient revenues were $146.4 million and $97.3 million for the three months ended September 30, 2017 and 2016, respectively, an increase of $49.1 million. The following table summarizes the revenue fluctuations attributable to our portfolio growth (in thousands):

	Three Months Ended September 30,
	2017	2016	Change
Same-store revenue	$96,889	$97,313	$(424)
2016 acquisition revenue	47,244	—	47,244
2017 acquisition revenue	2,244	—	2,244
Total revenue	$146,377	$97,313	$49,064
The overall increase in revenues of $49.1 million is primarily attributable to revenue contributions from the acquisition of the Golden Living operations in Alabama and Mississippi during the fourth quarter of 2016 and Park Place during the third quarter of 2017 of $49.5 million combined.
On a same-store center basis, the average Medicare and Medicaid rate per patient day for the third quarter of 2017 increased compared to the third quarter of 2016, resulting in increases in revenue of $0.6 million and $0.6 million, respectively, or 2.6% and 1.2%, respectively. Our same-store Medicare and Medicaid average daily census for the third quarter of 2017 decreased $1.8 million and $0.6 million, or 8.0% and 1.2%, respectively. Conversely our Managed Care average daily census for the third quarter of 2017 increased $0.8 million or 14.2%.
Expenses
Operating expense increased in the third quarter of 2017 to $118.1 million as compared to $79.4 million in the third quarter of 2016. Operating expense decreased as a percentage of revenue at 80.7% for the third quarter of 2017 as compared to 81.6% for the third quarter of 2016. The following table summarizes the expense increases attributable to our portfolio growth (in thousands):

	Three Months Ended September 30,
	2017	2016	Change
Same-store operating expense	$78,886	$79,441	$(555)
2016 acquisition expense	37,355	—	37,355
2017 acquisition expense	1,863	—	1,863
Total expense	$118,104	$79,441	$38,663

The overall increase in operating expense of $38.7 million is primarily attributable to the acquisition of the Golden Living operations in Alabama and Mississippi during the fourth quarter of 2016 of $37.4 million and Park Place during the third quarter of 2017 of $1.9 million.
On a same-store center basis, operating expenses slightly decreased by $0.6 million, which is attributable to favorable variances in bad debt expense, health insurance costs, and provider taxes of $0.6 million, $0.2 million and $0.2 million, respectively, in third quarter of 2017 compared to the third quarter of 2016. Conversely our same-store salaries and related taxes increased by $0.6 million in third quarter of 2017 compared to the third quarter of 2016.
One of the largest components of operating expenses is wages, which increased to $69.4 million during the third quarter of 2017 as compared to $46.2 million in the third quarter of 2016, which, consistent with above, is due primarily to acquisition activity.
Lease expense increased in the third quarter of 2017 to $13.8 million as compared to $6.9 million in the third quarter of 2016. The increase in lease expense was primarily attributable to the 22 newly leased centers in Alabama and Mississippi, which occurred during the fourth quarter of 2016.
Professional liability expense was $2.6 million and $2.0 million in the third quarters of 2017 and 2016, respectively. Our cash expenditures for professional liability costs of continuing operations were $1.7 million and $1.2 million for the third quarters of 2017 and 2016, respectively. Professional liability expense and cash expenditures fluctuate from year to year based respectively on the results of our third-party professional liability actuarial studies and on the costs incurred in defending and settling existing claims. See “Liquidity and Capital Resources” for further discussion of the accrual for professional liability.
General and administrative expense was $8.1 million in the third quarter of 2017 as compared to $7.4 million in the third quarter of 2016, an increase of $0.7 million, but conversely decreased as a percentage of revenue from 7.6% in 2016 to 5.5% in 2017. The increase in general and administrative expense is attributable to an increase in corporate wages and payroll taxes, travel and health insurance costs by $0.9 million, $0.1 million and $0.1 million, respectively, which is due to the acquisition of 22 new centers during the fourth quarter of 2016. The increase was partially offset by a $0.7 million decrease in legal costs during third quarter of 2017 compared to the third quarter of 2016, which is also related to the 2016 acquisitions.
Depreciation and amortization expense was approximately $3.0 million in the third quarter of 2017 as compared to $2.0 million in 2016. The increase in depreciation expense relates to fixed assets at the newly leased centers.
The Company ceased operations at our Carthage, Mississippi center in September 2017, which resulted in a $0.2 million cash termination payment, net of legal costs, in the third quarter of 2017. This was recorded as lease termination receipts during third quarter of 2017.
Interest expense was $1.7 million in the third quarter of 2017 and $1.2 million in the third quarter of 2016, an increase of $0.5 million. The increase was primarily attributable to higher debt balances in 2017 as a result of the change in ownership processes for the newly leased Alabama and Mississippi centers.
Hurricane costs of $0.2 million were included during the third quarter 2017, which related to Hurricanes Harvey and Irma.
As a result of the above, continuing operations reported a loss of $0.9 million before income taxes for the third quarter of 2017 as compared to a loss of $1.5 million for the third quarter of 2016. The provision for income taxes was less than $0.1 million for the third quarter of 2017, and the benefit for income taxes was $0.5 million for the third quarter of 2016. Both basic and diluted loss per common share from continuing operations were $0.09 for the third quarter of 2017 as compared to both basic and diluted loss per common share from continuing operations of $0.16 in the third quarter of 2016.
Receivables
Our net receivables balance increased $1.7 million to $63.9 million as of September 30, 2017, from $62.2 million as of December 31, 2016. The increase in accounts receivable is attributable to the 22 newly leased centers in Alabama and Mississippi.

Conference Call Information
A conference call has been scheduled for Thursday, November 2, 2017 at 4:00 P.M. Central time (5:00 P.M. Eastern time) to discuss third quarter 2017 results. The conference call information is as follows:

Date:	Thursday, November 2, 2017
Time:	4:00 P.M. Central, 5:00 P.M. Eastern
Webcast Links:	www.DVCR.com
Dial in numbers:	877.340.2552 (domestic) or 253.237.1159 (International) Conference ID: 8697409 The Operator will connect you to Diversicare’s Conference Call

A replay of the conference call will be accessible two hours after its completion through November 9, 2017, by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering Conference ID 8697409.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to successfully integrate the operations of our new nursing centers in Alabama, Mississippi, Kansas and Kentucky, as well as successfully operate all of our centers, our ability to increase census at our renovated centers, changes in governmental reimbursement, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, our ability to renew or extend our leases at or prior to the end of the existing lease terms, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of state or Federal False Claims Acts, laws and regulations governing quality of care or other laws and regulations applicable to our business including HIPAA and laws governing reimbursement from government payors, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our centers, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies as well as others. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Diversicare Healthcare Services, Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Diversicare provides long-term care services to patients in 76 nursing centers and 8,457 skilled nursings beds. For additional information about the Company, visit Diversicare's web site: www.DVCR.com.
-Financial Tables to Follow-

DIVERSICARE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$3,295	$4,263
Receivables, net	63,867	62,152
Current assets of discontinued operations	45	28
Other current assets	4,804	5,247
Total current assets	72,011	71,690

Property and equipment, net	69,388	59,800
Deferred income taxes	21,092	21,185
Acquired leasehold interest, net	6,789	7,075
Other assets, net	3,139	3,301
TOTAL ASSETS	$172,419	$163,051

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt and capitalized lease obligations	$10,582	$7,715
Trade accounts payable	13,051	12,972
Current liabilities of discontinued operations	461	427
Accrued expenses:
Payroll and employee benefits	20,178	20,108
Current portion of self-insurance reserves	10,099	9,401
Provider taxes	3,116	3,114
Other current liabilities	5,960	4,432
Total current liabilities	63,447	58,169
Noncurrent Liabilities
Long-term debt and capitalized lease obligations, less current portion and deferred financing costs, net	76,708	72,145
Self-insurance reserves, less current portion	11,657	11,766
Other noncurrent liabilities	8,337	9,551
Total noncurrent liabilities	96,702	93,462

SHAREHOLDERS’ EQUITY	12,270	11,420

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$172,419	$163,051

DIVERSICARE HEALTHCARE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended September 30,
	2017	2016
PATIENT REVENUES, net	$146,377	$97,313
Operating expense	118,104	79,441
Facility-level operating income	28,273	17,872

EXPENSES:
Lease and rent expense	13,791	6,865
Professional liability	2,617	1,977
General and administrative	8,083	7,420
Depreciation and amortization	2,988	1,992
Lease termination receipts	(180)	—
Total expenses less operating	27,299	18,254
OPERATING INCOME (LOSS)	974	(382)
OTHER INCOME (EXPENSE):
Equity in net income of unconsolidated affiliate	—	130
Interest expense, net	(1,668)	(1,201)
Hurricane costs	(232)	—
Total other expense	(1,900)	(1,071)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(926)	(1,453)
BENEFIT (PROVISION) FOR INCOME TAXES	345	495
INCOME (LOSS) FROM CONTINUING OPERATIONS	(581)	(958)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS:
OPERATING LOSS	1	(17)
NET INCOME (LOSS)	$(580)	$(975)

NET INCOME (LOSS) PER COMMON SHARE:
Per common share – basic
Continuing operations	$(0.09)	$(0.16)
Discontinued operations	—	—
	$(0.09)	$(0.16)

Per common share – diluted	$(0.09)	$(0.16)
Continuing operations	—	—
Discontinued operations	$(0.09)	$(0.16)

DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.055	$0.055
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,294	6,212
Diluted	6,294	6,212

DIVERSICARE HEALTHCARE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Nine Months Ended September 30,
	2017	2016
PATIENT REVENUES, net	$430,427	$291,063
Operating expense	341,937	236,444
Facility-level operating income	88,490	54,619

EXPENSES:
Lease and rent expense	41,297	20,971
Professional liability	8,011	5,977
General and administrative	25,277	21,035
Depreciation and amortization	8,095	6,055
Lease termination costs (receipts)	(180)	2,008
Total expenses less operating	82,500	56,046
OPERATING INCOME (LOSS)	5,990	(1,427)
OTHER INCOME (EXPENSE):
Equity in net income of unconsolidated affiliate	—	191
Gain on sale of investment in unconsolidated affiliate	733	—
Interest expense, net	(4,692)	(3,429)
Hurricane costs	(232)	—
Debt retirement costs	—	(351)
Total other expense	(4,191)	(3,589)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,799	(5,016)
BENEFIT (PROVISION) FOR INCOME TAXES	(651)	1,834
INCOME (LOSS) FROM CONTINUING OPERATIONS	1,148	(3,182)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS:
OPERATING LOSS	(42)	(54)
NET INCOME (LOSS)	$1,106	$(3,236)

NET INCOME (LOSS) PER COMMON SHARE:
Per common share – basic
Continuing operations	$0.18	$(0.51)
Discontinued operations	(0.01)	(0.01)
	$0.17	$(0.52)

Per common share – diluted	$0.18	$(0.51)
Continuing operations	(0.01)	(0.01)
Discontinued operations	$0.17	$(0.52)

DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.17	$0.17
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,274	6,195
Diluted	6,465	6,195

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)

	For Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$(580)	$353	$1,333	$1,425	$(975)
Loss from discontinued operations, net of tax	(1)	28	15	13	17
Income tax provision (benefit)	(345)	134	862	804	(495)
Interest expense	1,668	1,541	1,483	1,373	1,201
Depreciation and amortization	2,988	2,620	2,487	2,237	1,992
EBITDA	3,730	4,676	6,180	5,852	1,740

EBITDA adjustments:
Acquisition & disposition related costs (a)	72	133	85	1,492	438
Hurricane costs (b)	232	—	—	—	—
Lease termination receipts (c)	(180)	—	—	—	—
Gain on sale of unconsolidated affiliate (d)	—	—	(733)	(1,366)	—
Adjusted EBITDA	$3,854	$4,809	$5,532	$5,978	$2,178

(a)	Represents non-recurring costs associated with acquisition and disposition-related transactions.
(b)	Represents non-recurring hurricane costs related to Hurricanes Harvey and Irma during the third quarter 2017.
(c)	Represents non-recurring lease termination receipts, net of expenses, related to the termination of the Carthage, Mississippi operating lease in September 2017.
(d)	Represents non-recurring gain on the sale of an unconsolidated affiliate in November 2016.

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)
(In thousands, except per share data)

	For Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$(580)	$353	$1,333	$1,425	$(975)
Adjustments:
Acquisition and disposition related costs (a)	72	133	85	1,492	438
Hurricane costs (b)	232	—	—	—	—
Gain on sale of unconsolidated affiliate (c)	—	—	(733)	(1,366)	—
Lease termination receipts (d)	(180)	—	—	—	—
Tax impact of above adjustments (e)	(43)	(53)	(283)	(1,000)	(153)
Discontinued operations, net of tax	(1)	28	15	13	17
Adjusted net income (loss)	$(500)	$461	$417	$564	$(673)

Adjusted net income (loss) per common share
Basic	$(0.08)	$0.07	$0.07	$0.09	$(0.11)
Diluted	$(0.08)	$0.07	$0.06	$0.09	$(0.11)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,294	6,294	6,233	6,213	6,212
Diluted	6,294	6,472	6,440	6,421	6,212

(a)	Represents non-recurring costs associated with acquisition and disposition-related transactions.
(b)	Represents non-recurring hurricane costs related to Hurricanes Harvey and Irma during the third quarter 2017.
(c)	Represents non-recurring gain on the sale of an unconsolidated affiliate in November 2016.
(d)	Represents non-recurring lease termination receipts, net of expenses, related to the termination of the Carthage, Mississippi operating lease in September 2017.
(e)	Represents tax provision for the cumulative adjustments for each period.

DIVERSICARE HEALTHCARE SERVICES, INC.
FUNDS PROVIDED BY OPERATIONS
(In thousands, except per share data, unaudited)

	Nine Months Ended September 30,
	2017	2016
NET INCOME (LOSS)	$1,106	$(3,236)
Discontinued operations	(42)	(54)
Net income (loss) from continuing operations	1,148	(3,182)
Adjustments to reconcile net income (loss) from continuing operations to funds provided by operations:
Depreciation and amortization	8,095	6,055
Provision for doubtful accounts	6,407	5,785
Deferred income tax benefit	52	(2,329)
Provision for self-insured professional liability, net of cash payments	(168)	1,853
Stock based compensation	766	721
Equity in net losses of unconsolidated affiliate	—	(191)
Gain on sale of unconsolidated affiliate	(733)	—
Debt retirement costs	—	351
Provision for leases in excess of cash payments	(517)	(1,640)
Lease termination costs, net of cash payments	—	1,958
Deferred bonus	700	—
Other	388	463
FUNDS PROVIDED BY OPERATIONS	$16,138	$9,844

FUNDS PROVIDED BY OPERATIONS PER COMMON SHARE:
Basic	$2.57	$1.59
Diluted	$2.50	$1.59
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	6,274	6,195
Diluted	6,465	6,195
We have included certain financial measures in this press release, including EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations which are “non-GAAP financial measures” using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We define EBITDA as net income (loss) adjusted for loss (income) from discontinued operations, interest expense, income tax and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for acquisition-related, debt retirement, lease termination and lease deferral costs. We define Adjusted Net income (loss) as Net income (loss) adjusted for acquisition-related costs, lease termination costs, lease deferral costs, debt retirement costs and income (loss) from discontinued operations. Funds Provided by Operations is defined as net income from operating activities adjusted for the cash effect of professional liability and other non-cash charges. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges.
Our measurements of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations may not be comparable to similarly titled measures of other companies. We have included information concerning EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. Management believes that Adjusted EBITDA and Adjusted Net income (loss) are important performance measurements because they eliminate certain nonrecurring start-up losses and separation costs. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred taxes and other non-cash items. Our presentation of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

DIVERSICARE HEALTHCARE SERVICES, INC. SELECTED OPERATING STATISTICS (Unaudited)
Three Months Ended September 30, 2017
	As of September 30, 2017			Occupancy (Note 2)
Region (Note 1)	Licensed Nursing Beds Note (4)	Available Nursing Beds Note (4)	Skilled Nursing Weighted Average Daily Census	Licensed Nursing Beds	Available Nursing Beds	Medicare Utilization	2017 Q3 Revenue ($ in millions)	Medicare Room and Board Revenue PPD (Note 3)	Medicaid Room and Board Revenue PPD (Note 3)
Alabama	2,464	2,397	2,137	86.6%	89.1%	10.5%	$46.7	$438.00	$188.23
Kansas	464	464	405	87.2%	87.2%	9.4%	7.9	438.64	168.18
Kentucky	1,285	1,281	1,116	86.9%	87.1%	13.1%	26.9	470.45	192.61
Mississippi	1,039	1,004	990	87.0%	98.6%	11.7%	20.7	433.77	180.93
Missouri	339	339	236	69.7%	69.7%	8.7%	4.2	487.85	137.17
Ohio	404	393	336	83.3%	85.6%	11.1%	9.4	483.88	193.51
Tennessee	617	551	439	71.2%	79.7%	12.2%	9.3	451.60	169.93
Texas	1,845	1,662	1,195	64.8%	71.9%	7.4%	21.3	497.76	143.43
Total	8,457	8,091	6,854	80.1%	84.7%	10.6%	$146.4	$455.95	$176.26

Note 1:	The Alabama region includes nursing centers in Alabama and Florida. The Kentucky region includes one nursing center in Indiana.
Note 2:
The number of Licensed Nursing Beds is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed nursing beds, and excludes a limited number of assisted living, independent living, and personal care beds. The number of Available Nursing Beds represents licensed nursing beds less beds removed from service. Available nursing beds is subject to change based upon the needs of the facilities, including configuration of patient rooms, common usage areas and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.

Note 3:	These Medicare and Medicaid revenue rates include room and board revenues, but do not include any ancillary revenues related to these patients.
Note 4:	The Licensed and Available Nursing Bed counts above include only licensed and available SNF beds.

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